EXHIBIT 99.1

Patriot National Bancorp Reports 20% Increase in Second Quarter Earnings

STAMFORD, Conn., Aug. 4, 2014 (GLOBE NEWSWIRE) -- Patriot National Bancorp, Inc. ("Patriot") (Nasdaq:PNBK) reported net income of $525,000 or $0.01 per diluted share for the second quarter of 2014 compared to net income of $319,000 in the first quarter of this year, (a 65% increase) and compared to a net loss of $3,912,000 in the second quarter of 2013. Excluding a prior period interest expense adjustment of $117,000 in the first quarter of 2014, earnings improved by 20% in the second quarter of 2014 over the first quarter.

Kenneth T. Neilson, President and CEO commented "Patriot's second quarter results continue to reflect improvement in the company's operations including margin, other income, expense reduction, and new business generation. We are pleased with our results to date and look forward to continued improvement and growth."

Michael Carrazza, Chairman, stated, "Based on our continuing results and earnings expectations, we believe Patriot, in the near future, will no longer require a valuation allowance on its deferred tax assets which could add over $17 million to capital and increase book value by approximately 45 cents per share."

Interest income in the second quarter of 2014 decreased by 0.5% from the first quarter and by 8.5% from the second quarter of last year. The decreases were due to lower loan balances outstanding and the low interest rate environment.

Interest expense in the second quarter of 2014 decreased by 4.1% from the first quarter of 2014 (excluding the prior period interest adjustment) and by 43.5% from the second quarter of last year. The decrease from the first quarter is due to the continuation of our deposit rate strategy and the decrease from last year is due to the deposit strategy along with the repayment of high cost borrowings.

Net interest income was $4,134,000 for the second quarter of 2014, a 3.1% increase compared with $4,009,000 for the first quarter of 2014 and a 2.5% increase from the $4,033,000 for the second quarter of last year. The net interest margin was 3.31%, in the second quarter of 2014 compared to 3.25%, in the first quarter of 2014 and 3.00% in the second quarter of 2013.

Non-interest income was $623,000 in the second quarter of 2014 compared to $593,000 in the first quarter of 2014, an increase of 5.0%. Compared to the second quarter of last year, non-interest income decreased by 19.0% primarily due to lower mortgage banking fees after closing down the mortgage banking operation mid-year 2013.

Non-interest expense was $4,232,000 in the second quarter of 2014, a 1.2% decrease from the first quarter as a result of continuing expense control initiatives. Non-interest expense was down 51.4% compared to the second quarter of last year and by 24.5% from last year's second quarter excluding 2013 expense of $2,711,000 for prepayment penalties on borrowings and net restructuring charges of $394,000. Patriot's efficiency ratio for the second quarter is under 89% and we expect that revenue growth will provide further improvement to this ratio over the remainder of this year.

For the six months ended June 30, 2014, Patriot reported net income of $844,000 ($0.02 basic and diluted income per share), an increase of $6.7 million, compared to net loss of $5.9 million ($0.15 basic and diluted loss per share) for the six months ended June 30, 2013. Results for the quarter and six months ended June 30, 2013 included prepayment penalty fees on borrowings of $2.7 million and net restructuring charges of $394,000. Excluding these expenses, net income at June 30, 2014 increased $1.3 million ($0.03 per share) and $3.6 million ($0.09 per share) from the prior year's quarter and year-to-date net income, respectively.

At June 30, 2014 total assets were $552 million compared to $562 million at March 31, 2014 and $569 million at June 30, 2013.  Loans totaled $408 million at June 30, 2014 compared with $421 million at March 31, 2014 and $465 million at June 30, 2013. Deposits were $426 million at June 30, 2014 compared with $428 million at March 31, 2014 and $478 million at June 30, 2013. In connection with Patriot's profit improvement plan, total assets were reduced to ensure maintenance of capital requirements.

Asset quality remains strong with nonperforming assets totaling $13.9 million at June 30, 2014, compared with $10.4 million at March 31, 2014 and compared with $30.4 million at June 30, 2013. At June 30, 2014, the allowance for loan losses represented 1.28% of total loans and 37.5% of nonperforming loans. For the second quarter of 2014, net charge-offs were $266,000 compared with $201,000 in the first quarter of 2014 and $395,000 in the second quarter of 2013.

At June 30, 2014, stockholder's equity was $43.3 million and book value was $1.11 per share. Patriot's Leverage Capital Ratio was 9.63% as of June 30, 2014. The Tier I Risk Based Capital Ratio was 12.99% and the Total Risk Based Capital Ratio was 14.24%. These Regulatory Capital Ratios exceed those necessary to be considered a well-capitalized institution under Federal guidelines.

About the Company

Patriot National Bancorp, Inc. operates as the holding company for Patriot National Bank, which provides commercial and consumer banking services. The Company's lending activities are conducted principally in Fairfield and New Haven Counties in Connecticut and Westchester County in New York. Currently, the bank operates 10 branches (Darien, Fairfield, Greenwich, Milford, Norwalk, Stamford, Trumbull, and Westport, CT; and in Bedford and Scarsdale, New York.)  Patriot National Bank was founded in 1994 and the Bancorp was founded in 1999. Both are headquartered in Stamford, Connecticut.

"Safe Harbor" Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp's public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp's interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp's interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (5) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (6) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (7) the state of the economy and real estate values in Bancorp's market areas, and the consequent effect on the quality of Bancorp's loans, (8) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Company, (9) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation ("FDIC") premiums that may adversely affect the Company, (10) the application of generally accepted accounting principles, consistently applied, (11) the fact that one period of reported results may not be indicative of future periods, (12) the state of the economy in the greater New York metropolitan area and its particular effect on the Company's customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp's other filings with the SEC.

PATRIOT NATIONAL BANCORP, INC.
STATEMENTS OF OPERATIONS
(Unaudited)	Three Months Ended			Six Months Ended
Dollars in thousands, except per share data	June 30, 2014	Mar. 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Interest and dividend income
Interest and fees on loans	$ 4,667	$ 4,691	$ 5,045	$ 9,358	$ 10,241
Interest on investment securities	133	135	226	268	474
Dividends on investment securities	42	41	29	83	58
Other interest income	14	12	9	26	37
Total interest and dividend income	4,856	4,879	5,309	9,735	10,810

Interest expense
Interest on deposits	607	637	1,032	1,244	2,161
Interest on Federal Home Loan Bank borrowings	33	33	167	66	518
Interest on subordinated debt	82	200	71	282	142
Interest on other borrowings	--	--	6	--	82
Total interest expense	722	870	1,276	1,592	2,903

Net interest income	4,134	4,009	4,033	8,143	7,907

Provision for loan losses	--	--	--	--	(30)

Net interest income after provision for loan losses	4,134	4,009	4,033	8,143	7,937

Non-interest income
Mortgage banking activity	17	--	119	17	165
Loan application, inspection and processing fees	83	66	116	149	154
Fees and service charges	233	219	212	452	383
Gain on sale of loans	--	--	28	--	28
Gain on sale of branch assets and deposits	--	--	51	--	51
Earnings on cash surrender value of life insurance	116	121	142	237	269
Other income	174	187	101	361	206
Total non-interest income	623	593	769	1,216	1,256

Non-interest expense
Salaries and benefits	1,976	1,971	2,577	3,947	5,582
Occupancy and equipment expense	865	922	936	1,787	1,975
Data processing	279	250	289	529	660
Professional services and other outside services	457	471	770	928	1,659
Advertising and promotional expenses	73	51	76	124	118
Loan administration and processing expenses	19	17	74	36	151
Regulatory assessments	237	230	304	467	678
Insurance expense	78	97	83	175	162
Other real estate operations	(4)	16	55	12	57
Material and communications	84	93	102	177	208
Restructuring charges and asset disposals	--	--	394	--	394
Prepayment penalty on borrowings	--	--	2,711	--	2,711
Other operating expenses	168	165	343	333	728
Total non-interest expense	4,232	4,283	8,714	8,515	15,083

Income (loss) before income taxes	525	319	(3,912)	844	(5,890)
Benefit for income taxes	--	--	--	--	(21)
Net income (loss)	$ 525	$ 319	$ (3,912)	$ 844	$ (5,869)

Basic and diluted income (loss) per share	$ 0.01	$ 0.01	$ (0.10)	$ 0.02	$ (0.15)

PATRIOT NATIONAL BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
Dollars in thousands	June 30, 2014	Mar. 31, 2014	June 30, 2013

Assets

Noninterest bearing deposits and cash	$ 1,584	$ 1,503	$ 3,866
Interest bearing deposits	58,345	58,254	20,509
Short-term investments	--	--	711
Total cash and cash equivalents	59,929	59,757	25,086

Securities-available for sale	35,686	36,815	39,543
Other investments	4,450	4,450	3,500
FRB & FHLB stock	5,660	5,587	5,777
Total securities	45,796	46,852	48,820

Gross loans	408,000	420,603	464,687
Allowance for loan losses	(5,214)	(5,480)	(5,322)
Net loans	402,786	415,123	459,365

Accrued interest and dividends receivable	1,555	1,578	1,711
Premises and equipment, net	18,227	14,866	6,420
Cash surrender value of life insurance	22,262	22,146	21,771
Other real estate owned	--	264	3,845
Deferred tax asset, net (1)	--	--	--
Other assets	1,498	1,902	1,786
Total Assets	$ 552,053	$ 562,488	$ 568,804

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$ 61,685	$ 57,967	$ 63,869
Interest bearing deposits	364,747	370,002	413,774
	426,432	427,969	477,643

FHLB advances and repurchase agreements	72,000	80,000	35,000
Subordinated debt	8,248	8,248	8,248
Accrued expenses and other liabilities	2,057	3,659	4,773
Total Liabilities	508,737	519,876	525,664

Common stock	392	391	385
Treasury stock	(160)	(160)	(160)
Additional paid-in capital	105,610	105,540	105,371
Accumulated deficit	(61,840)	(62,365)	(61,264)
Accumulated other comprehensive income	(686)	(794)	(1,192)
Total Shareholders' Equity	43,316	42,612	43,140

Total Liabilities and Shareholders' Equity	$ 552,053	$ 562,488	$ 568,804

(1) Includes the deferred tax asset and a full valuation allowance of $17.6 million, $17.8 million and $17.6 million, respectively.

PATRIOT NATIONAL BANCORP, INC.
FINANCIAL RATIOS AND OTHER DATA
(Unaudited)
Dollars in thousands, except per share data

	June 30, 2014	Mar. 31, 2014	June 30, 2013
Asset Quality:
Nonaccrual loans	$ 13,911	$ 10,166	$ 26,565
Other real estate owned	--	264	3,845
Total nonperforming assets	$ 13,911	$ 10,430	$ 30,410

Nonaccrual loans / loans	3.41%	2.42%	5.72%
Nonperforming assets / assets	2.52%	1.85%	5.35%
Allowance for loan losses	$ 5,214	$ 5,480	$ 5,322
Allowance for loan losses / loans	1.28%	1.30%	1.15%
Allowance / nonaccrual loans	37.48%	53.91%	20.03%
Gross loan charge-offs for the quarter	$ 285	$ 217	$ 412
Gross loan recoveries for the quarter	19	16	17
Net loan charge-offs for the quarter	$ 266	$ 201	$ 395

Capital Data:
Book value per share (1)	$ 1.11	$ 1.09	$ 1.12
Tangible book value per share (2)	$ 1.11	$ 1.09	$ 1.12
Shares outstanding	39,160,627	39,122,459	38,434,298

(1) Book value per share represents shareholders' equity divided by outstanding shares.
(2) Tangible book value per share represents shareholders' equity less intangible assets divided by outstanding shares.

CONTACT: Patriot National  Bank
         900 Bedford Street
         Stamford, CT 06901

         Kenneth T. Neilson
         President & CEO
         203 252-5962

         Christina L. Maier
         EVP & CFO
         203 252-5901